Exhibit 99.1
August 18, 2008
AUGUST, 2008 UPDATE
Dear Investor:
     First Priority Financial Corp. (“FPFC”) completed its second quarter, 2008 with strong loan and deposit growth and we continued to make good progress in building our company in a very difficult and challenging environment. Since opening our doors 2 l/2 years ago (January 2006) we have grown to four offices with a fifth in the planning stages. Our total assets are approaching $200 million, our loans outstanding currently exceed $150 million and our deposits are over $150 million. We are currently serving over 2,650 loan and deposit customers. Our company is sound, strong and well capitalized by all regulatory and industry standards. Shareholders’ equity at June 30, 2008 totaled $20.7 million and the tier-one risk-based capital ratio under regulatory guidelines was 13.96%. The company’s book value per share is $6.70.
     For the second quarter, 2008 our operating loss, as anticipated, was high and totaled $982,000. The primary factors impacting our second quarter results were the on-going pressure on net interest margins and the inclusion of a full quarter of operating results of Prestige Community Bank. As expected, the addition of Prestige had a significant impact on our operating expenses in the second quarter as the development of the Bucks County market proceeds. The integration of Prestige is on schedule and as the acquisition is assimilated, our operating results should now begin to improve. The additional capital and deposit raising capabilities we received through the acquisition significantly strengthened our bank and positions us for continued growth in the current environment.
     First Priority’s credit quality remains strong and during the current quarter, the outstanding balance on our only non-accrual loan relationship declined. It is important to note that we have no exposure to sub-prime borrowers and no exotic or derivative investment securities in our investment portfolio.
     Today, the most significant issue impacting our operating results is the net interest margin and the environment in which we operate. Due to the difficulties in the financial services industry, the competitive pressure for deposits is driving the cost of funds to unprecedented levels over the federal funds rate and current yields on U. S. Treasury securities. For newer banks, like First Priority, which do not have a seasoned core deposit base, the squeeze on net interest margins has a significant impact on operating results and, accordingly, is delaying profitability. Whether or not markets return to a more normalized pricing environment, we must and are taking steps to reduce our cost of funding. These steps utilize brokered certificates of deposit and borrowings from the Federal Home Loan Bank, when appropriate, and placing greater emphasis on the development and growth of lower cost core deposit products. As part of this effort we have upgraded and streamlined our cash management services for business; we have introduced new and attractive checking and money market products for businesses and individuals; and, our certificate of deposit rates are very competitive. I strongly encourage each of you, our investors, to consider our bank and to refer us to friends and associates who may consider moving their banking relationships. Please contact me personally and we will do all the follow-up with the highest integrity and confidentiality. My email address is desparks@fpbk.com or you can call me at 484-527-4006. Enclosed you will find summary data and the rate sheet for selected services. Also enclosed is our second quarter, 2008 financial summary.
     As we enter the second half of 2008, we face one of the most difficult banking environments in many years. Some financial institutions will experience significant change as they recapitalize and restructure their organizations. Others may not recover and may be sold or merged into healthier companies. In times of turmoil, there are usually opportunities available for those who are able to take advantage of them. We believe we are well positioned to take advantage of appropriate opportunities which may arise. In the meantime, we believe it is extremely important to conserve our capital, stay focused on asset quality and avoid “reaching” for growth, manage costs appropriately and continue to grow our organization utilizing conservative principles.
     Thank you for your support of FPFC. Please do not hesitate to contact me with questions or comments.
Very truly yours,

David E. Sparks
Chairman & Chief Executive Officer
DES/ns
Enclosures

Company Release — 8/11/08
First Priority Financial Corp. Reports Second Quarter 2008 Results
MALVERN, Pa., August 11 — First Priority Financial Corp. (“FPFC”) reported a consolidated net loss of $982,000, or $0.31 per diluted share, for the second quarter of 2008 compared to a net loss of $947,000, or $0.39 per diluted share, for the quarter ended March 31, 2008 and $595,000, or $0.28 per diluted share, for the second quarter of 2007. For the six months ended June 30, 2008, FPFC reported a net loss of $1,929,000, or $0.70 per diluted share, compared to a net loss of $1,268,000, or $0.60 per diluted share for the same period in 2007.
As previously announced, FPFC completed its acquisition of Prestige Community Bank (“Prestige”), Newtown, Bucks County, effective February 29, 2008, and the operating results of Prestige have been included in the consolidated results of FPFC beginning March 1, 2008. Incremental operating expenses related to the acquisition were $301,000 when comparing the second quarter of 2008 to the prior quarter, while total incremental operating expenses related to Prestige for the first six months of 2008 totaled $527,000.
“The current economic environment continues to be very challenging for the banking industry. In particular, our funding costs remain high due to competitive pressures within our marketplace as banks of all sizes strive to strengthen their core deposit base,” stated David E. Sparks, Chairman and CEO, First Priority Financial Corp. “We continue to be encouraged by the growth of our loan portfolio and the increased number of customer relationships developed during the first half of 2008. The addition of two new offices from the Prestige acquisition has created new opportunities in the Bucks County market and our existing offices in Malvern and Wyomissing continue to grow. As a new organization, we are encouraged by our prospects.”
Sparks continued, “First Priority’s credit quality continues to be strong. There were no additional non-accrual loans during the quarter and the outstanding balance of our one non-accrual relationship declined. Additionally, we have no exposure to subprime borrowers and we have no exotic investment securities in our investment portfolio.”
Total revenues were $1,025,000 for the three months ended June 30, 2008, an increase of $145,000, or 16.5%, from total revenues of $880,000 recorded in the prior quarter ended March 31, 2008, and compared to $750,000 for the second quarter in 2007. Revenues in the current quarter are comprised of net interest income of $959,000 and fee income of $66,000. Net interest income increased $163,000, or 20.5%, from the prior quarter primarily due to average loans increasing $30.8 million, and increased $277,000, or 40.6% from $682,000 in the second quarter of 2007. Fee income, consisting of wealth management and other banking fees, totaled $66,000 for the three months ended June 30, 2008 compared to $84,000 for the prior three month period and $68,000 for the same period in 2007. Total revenue for the first six months of 2008 of $1,905,000 increased $498,000, or 35.4%, from $1,407,000 for the same period in 2007 primarily due to increased net interest income resulting from growth in earning assets.
The provision for loan losses was $181,000 in the current quarter compared to $212,000 in the first quarter of 2008 and $134,000 in the second quarter of 2007. The provision for loan losses for the six months ended June 30, 2008 was $393,000 compared to $237,000 for the same period in 2007, an increase of $156,000 primarily due to additional loan volume.
One loan relationship remains on non-accrual status with the outstanding balance of this relationship at June 30, 2008 totaling $727,000 which represents 0.48% of total loans outstanding and 0.37% of total assets. There were no other non-performing assets at June 30, 2008. There were no charge-offs or recoveries during the second quarter of 2008 or 2007 while net charge-offs during the first quarter of 2008 totaled $16,000.

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The allowance for loan losses was $1.6 million and $1.1 million as of June 30, 2008 and December 31, 2007, respectively, which represented 1.06% and 1.00% of total loans outstanding for each period.
Non-interest expenses were $1,826,000 in the second quarter of 2008 compared to $1,615,000 in the prior quarter and $1,211,000 in the same quarter last year. Included in the current quarter are incremental operating expenses related to Prestige totaling $301,000. Conversely, $53,000 of one-time merger integration costs were reversed in the current quarter against the $125,000 expected costs recorded as expense in the prior quarter, primarily related to lower than anticipated system conversion costs of our core banking systems. For the six months ended June 30, 2008, non-interest expenses were $3,441,000 compared to $2,438,000 for the same period in 2007. Incremental operating expenses from the Prestige acquisition of $527,000 as well as increases in business development staff and supporting infrastructure necessary to support loan and deposit growth since the prior year were the primary reasons for the increase.
FPFC reported total assets of $194.6 million at June 30, 2008 compared to $151.6 million at December 31, 2007 and $114.7 million at June 30, 2007. Loans outstanding were $149.9 million at June 30, 2008, an increase of $44.7 million, or 42.5%, from $105.2 million at December 31, 2007. Compared to a year ago, loans outstanding almost doubled with an increase of $74.8 million. The loan portfolio remains well diversified with 54% of loans outstanding in commercial related loans and 46% in residential mortgages and consumer loans. The loan portfolio has no subprime credit exposure.
The investment portfolio totaled $39.0 million at June 30, 2008, compared to $45.0 million at December 31, 2007 and $38.0 million at June 30, 2007. All securities in the investment portfolio are rated AAA and are highly marketable. All securities are classified as available for sale.
Deposits totaled $151.6 million at June 30, 2008 compared to $116.3 million at December 31, 2007 and $90.3 million at June 30, 2007. Overall, deposits increased $35.3 million, or 30.4%, from December 31, 2007 and $61.3 million from a year ago. Deposit growth in the current year was attributable to growth in time deposits partially offset by a decline in money market balances. Total deposits from the Prestige acquisition were $20.7 million, primarily time deposits.
Short-term overnight borrowings were $13.1 million at June 30, 2008, $18.1 million at December 31, 2007 and $6.5 million at June 30, 2007. Long-term debt was $7.4 million at June 30, 2008 consisting of term advances from the Federal Home Loan Bank of Pittsburgh totaling $7.0 million and convertible debentures of $400,000. Subsequently, on August 1, 2008, the Company elected to convert the total balance of its convertible debentures, including interest to date, totaling $403 thousand into 39,292 shares of the Company’s Common Stock, based on the conversion price of $10.25 per share. Long-term debt at December 31 and June 30, 2007, was $390,000 and $370,000, respectively, and was comprised entirely of the convertible debentures issued to provide funding for the holding company.
The capital position of the FPFC remains strong with regulatory capital ratios exceeding all requirements for FPFC’s subsidiary, First Priority Bank, to be classified as “well capitalized” under capital adequacy guidelines. Shareholders’ equity of FPFC totaled $20.7 million at June 30, 2008, compared to $15.3 million at December 31, 2007 and $16.4 million at June 30, 2007. Net capital provided through the acquisition of Prestige was $7.4 million. Period end equity to assets was 10.62% and book value per share at June 30, 2008 was $6.70.

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First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $195 million in assets, is a de-novo bank chartered in November, 2005 which opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Malvern, Wyomissing, Newtown, and Plumstead, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. FPFC’s website can be accessed at http://www.fpbk.com.
This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

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First Priority Financial Corp.
Consolidated Balance Sheets
Unaudited (in thousands, except per share data)

	June 30,	December 31,	June 30,
	2008	2007	2007
Assets
Cash and due from banks	$1,677	$943	$1,116
Federal funds sold and securities purchased under agreements to resell	1,002	—	—
Interest bearing deposits in banks	191	—	—

Total cash and cash equivalents	2,870	943	1,116

Securities available for sale (amortized cost: $39,133, $45,015, and $37,996, respectively)	38,987	45,026	37,986

Loans receivable	149,928	105,207	75,096
Less: allowance for loan losses	1,582	1,055	871

Net loans	148,346	104,152	74,225

Restricted investment in bank stock	810	50	50
Premises and equipment, net	1,409	574	631
Accrued interest receivable	684	545	451
Goodwill	1,194	—	—
Other assets	338	321	206

Total assets	$194,638	$151,611	$114,665

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Non-interest bearing	$6,878	$6,846	$3,670
Interest-bearing	144,745	109,459	86,657

Total deposits	151,623	116,305	90,327

Short-term borrowings	13,131	18,097	6,533
Long-term debt	7,400	390	370
Accrued interest payable	1,083	858	625
Other liabilities	732	641	429

Total liabilities	173,969	136,291	98,284

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000 shares; no shares issued or outstanding	—	—	—

Common stock, $1 par value; authorized 10,000 shares; 3,084, 2,108, and 2,108 shares issued, respectively	3,084	2,108	2,108

Surplus	25,441	18,982	18,956
Accumulated deficit	(7,710)	(5,781)	(4,673)
Accumulated other comprehensive income (loss)	(146)	11	(10)

Total shareholders’ equity	20,669	15,320	16,381

Total liabilities and shareholders’ equity	$194,638	$151,611	$114,665

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (In thousands, except per share data)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2008	2008	2007	2007	2007
Interest Income
Loans receivable, including fees	$2,035	$1,716	$1,662	$1,517	$1,267
Securities — taxable	133	121	81	98	109
Interest bearing deposits and other	1	1	—	—	1
Federal funds sold and securities purchased under agreements to resell	77	149	286	347	273

Total Interest Income	2,246	1,987	2,029	1,962	1,650

Interest Expense
Deposits	1,241	1,179	1,255	1,220	965
Short-term borrowings	7	7	4	2	3
Long-term debt	39	5	6	5	-

Total Interest Expense	1,287	1,191	1,265	1,227	968

Net Interest Income	959	796	764	735	682

Provision for Loan Losses	181	212	97	87	134

Net Interest Income after Provision for Loan Losses	778	584	667	648	548

Non-Interest Income
Wealth management fee income	33	56	53	54	52
Other	33	28	14	11	16

Total Non-Interest Income	66	84	67	65	68

Non-Interest Expenses
Salaries and employee benefits	1,278	1,048	848	808	764
Occupancy and equipment	195	110	98	99	113
Data processing equipment and operations	87	77	62	59	64
Professional fees	71	118	206	90	99
Marketing, advertising and business development	72	23	10	43	49
FDIC insurance assessments	32	21	19	14	17
Capital stock tax expense	23	21	12	12	12
Merger integration costs	(53)	125	—	—	-
Other	121	72	89	86	93

Total Non-Interest Expenses	1,826	1,615	1,344	1,211	1,211

Net Loss	$(982)	$(947)	$(610)	$(498)	$(595)

Loss per share
Basic and diluted	$(0.31)	$(0.39)	$(0.29)	$(0.24)	$(0.28)

Weighted average shares outstanding
Basic and diluted	3,084	2,440	2,108	2,108	2,108

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (In thousands, except per share data)

	Year to Date
	June 30,
	2008	2007
Interest Income
Loans receivable, including fees	$3,751	$2,292
Securities — taxable	254	317
Interest bearing deposits and other	2	2
Federal funds sold and securities purchased under agreements to resell	226	464

Total Interest Income	4,233	3,075

Interest Expense
Deposits	2,420	1,792
Short-term borrowings	14	9
Long-term debt	44	—

Total Interest Expense	2,478	1,801

Net Interest Income	1,755	1,274

Provision for Loan Losses	393	237

Net Interest Income after Provision for Loan Losses	1,362	1,037

Non-Interest Income
Wealth management fee income	89	106
Other	61	27

Total Non-Interest Income	150	133

Non-Interest Expenses
Salaries and employee benefits	2,326	1,586
Occupancy and equipment	305	215
Data processing equipment and operations	164	113
Professional fees	189	231
Marketing, advertising and business development	95	75
FDIC insurance assessments	53	31
Capital stock tax expense	44	23
Merger integration costs	72	—
Other	193	164

Total Non-Interest Expenses	3,441	2,438

Net Loss	$(1,929)	$(1,268)

Loss per share
Basic and diluted	$(0.70)	$(0.60)

Weighted average shares outstanding
Basic and diluted	2,762	2,108

Total Revenue	1,905	1,407